As filed with the Securities and Exchange Commission on June 9, 2016

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VOLT INFORMATION SCIENCES, INC.

(Exact name of registrant as specified in its charter)

New York	13-5658129
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1133 Avenue of the Americas, 15th Floor

New York, NY 10036

(Address of principal executive offices, including zip code)

Volt Information Sciences, Inc. Deferred Compensation and Supplemental Savings Plan

(Full title of the plan)

Sharon H. Stern, Esq.

Volt Information Sciences, Inc.

1133 Avenue of the Americas, 15th Floor

New York, NY 10036

(212) 704-2400

(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Deferred Compensation Obligations(1)	$25,000,000	N/A	$25,000,000	$2,517.50

(1)

The Deferred Compensation Obligations are unsecured obligations of Volt Information Sciences, Inc. (the “Registrant”), to pay deferred compensation in accordance with the terms of the Volt Information Sciences, Inc. Deferred Compensation and Supplemental Savings Plan (the “Plan”).

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

The Registrant is registering $25,000,000 of deferred compensation obligations to be issued by the Registrant pursuant to the Plan (the “Deferred Compensation Obligations”) in this Registration Statement on Form S-8 (the “Registration Statement”) because of the uncertainty as to whether the Deferred Compensation Obligations would or should be considered “securities,” or be subject to registration, under the Securities Act of 1933, as amended (the “Securities Act”).  The inclusion of the Deferred Compensation Obligations in this Registration Statement is not an admission by the Registrant that the Deferred Compensation Obligations are securities or are subject to the registration requirements of the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.                                                         Plan Information.*

Item 2.                                                         Registrant Information and Employee Plan Annual Information.*

*

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the “Note” to Part I of Form S-8. Pursuant to Rule 428(b)(1) under the Securities Act, the documents containing the information specified in Part I of Form S-8 will be sent or given to each participant in the Plan.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II below, taken together, constitute the Section 10(a) prospectus.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                                         Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are incorporated as of their respective dates in this Registration Statement by reference (except any portions of such filings deemed to have been furnished and not filed in accordance with SEC rules shall not be deemed incorporated by reference into this Registration Statement):

(a) the Registrant’s Annual Report on Form 10-K for the year ended November 1, 2015 filed with the Commission on January 14, 2016;

(b) the Registrant’s Quarterly Report on Form 10-Q for the period ended January 31, 2016 filed with the Commission on March 10, 2016;

(c)  the Registrant’s Quarterly Report on Form 10-Q for the period ended May 1, 2016 filed with the Commission on June 8, 2016;

(d) the Registrant’s Current Reports on Form 8-K filed with the Commission on November 4, 2015, November 13, 2015, January 11, 2016, January 13, 2016, February 23, 2016, March 1, 2016, March 8, 2016 and March 9, 2016;

(e) the Registrant’s Definitive Proxy Statement, as filed with the Commission on February 29, 2016; and

(f) the description of the Registrant’s Common Stock contained in the Registration Statement on Form 8-A, as filed with the Commission on August 22, 2014, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents that the Registrant files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all of the Common Stock offered hereby has been sold, or which deregisters all Common Stock then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

The following is a summary of the $25,000,000 of deferred compensation obligations to be issued by the Registrant pursuant to the Plan (the “Deferred Compensation Obligations”).  The Deferred Compensation Obligations are unsecured obligations of the Registrant to pay deferred compensation in accordance with the terms of the Plan.  The Deferred Compensation Obligations are not registered under Section 12 of the Exchange Act.  The Plan is intended to be an unfunded Plan maintained primarily to provide deferred compensation benefits for a “select group of management or highly compensated employees” within the meaning of Sections 201, 301 and 401 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and therefore exempt from Parts 2, 3 and 4 of Title I of ERISA.

The Administrative Committee for Retirement Programs (the “Committee”) has been designated by the Human Resources and Compensation Committee of the Board of Directors of the Registrant to administer the Plan.  The Committee has the right and full discretion to, among other things, appoint agents to act on its behalf and to interpret provisions of the Plan as it deems necessary for the proper administration of the Plan.  The Committee may also select affiliates of the Registrant to become participating employers under the Plan.

Each employee who is selected by the Committee to participate in the Plan (an “Employee Participant”) and each member of the Board of Directors of the Registrant (the “Board”) who participates in the Plan (a “Director Participant” and, collectively with any Employee Participant, a “Participant”) will have the opportunity to defer a percentage of his or her compensation pursuant to the terms of the Plan.  Employee Participants may elect to defer (i) up to 20% of his or her cash-paid base salary; (ii) up to 50% of his or her annual cash commission, incentive, or other bonus award (deferrals under (i) and (ii) subject to an aggregate cap as specified in the Plan); and (iii) all or any portion of restricted stock units (“RSUs”) granted to the Employee Participant by the Registrant.  Director Participants may elect to defer (i) all or any portion of cash compensation paid for services the Director Participant performed as a member of the Board, as applicable; and (ii) all or any portion of RSUs granted to the Director Participant by the Registrant.

Each Participant’s deferred amounts will be credited to an account maintained on the books of the Registrant (an “Account”).  Participants have the opportunity to designate the investment funds (the “Funds”) to which a portion of the deferred amounts are to be credited.  If a Participant fails to make an election among the available Funds, the Participant’s deferrals will be automatically allocated into the lowest-risk Fund, as determined by the Committee.  Deferred RSUs will be credited to a Fund that tracks the performance of the Registrant’s Common Stock.

Each Participant’s Account will be credited or debited to reflect earnings or losses that would have been realized if the deferred amounts actually were invested in accordance with the Participant’s investment elections.  Pursuant to the terms of the Plan, the Registrant may elect to make contributions to an Employee Participant’s account, but is under no obligation to do so.

Each Participant is an unsecured general creditor of the Registrant with respect to all Deferred Compensation Obligations and will rank pari passu in right of payment with other unsecured and unsubordinated indebtedness of the Registrant from time to time outstanding.

At the time of making a deferral election, each Participant will designate the time and form of the distribution of deferrals to be made for the year to which that election relates.  Participants may make a new distribution election pertaining to deferrals in subsequent years.  Once made, a Participant can only change a distribution election under terms and conditions specified under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and subject to other conditions in the Plan.

Generally, distributions will be made to a Participant upon the earlier of his or her separation from service or death, subject to timing requirements set forth by the Committee.  These distributions are generally paid in a single lump-sum cash payment.  A Director Participant may elect to receive a distribution upon a change in control of the Registrant, subject to such election being properly made in accordance with Section 409A of the Code and other conditions in the Plan.

The Board (or any committee appointed by the Board and authorized to administer the Plan) may amend or terminate the Plan at any time.  However, if an amendment would adversely affect a Participant’s existing accrued benefits under the Plan, then the Registrant must first obtain that Participant’s written consent.  Any distributions made pursuant to a termination of the Plan will only be made as provided for under the terms of the Plan and as necessary in order to comply with Section 409A of the Code.

This summary is qualified in its entirety by reference to the terms of the Plan incorporated herein by reference.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6.                                                         Indemnification of Directors and Officers.

The New York Business Corporation Law (“NYBCL”) in general permits a New York corporation to indemnify any person made, or threatened to be made, a party to an action or proceeding by reason of the fact that he or she was a director or officer of the corporation, or served another entity in any capacity at the request of the corporation, against any judgment, fines, amounts paid in settlement and reasonable expenses, including attorney’s fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such person acted in good faith, for a purpose he or she reasonably believed to be in, or, in the case of service for another entity, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition had no reasonable cause to believe that his or her conduct was unlawful. The NYBCL generally permits a corporation to grant other rights to indemnification through its certificate of incorporation or by-laws, or by resolution of shareholders or directors or by agreement to corporate officers and directors except in instances where a judgment or other final adjudication adverse to the officer or director establishes that (i) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or (ii) the officer or director personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

The Registrant’s Restated Certificate of Incorporation (as amended by that certain Certificate of Amendment dated April 10, 2007 and as further amended by that certain Certificate of Amendment dated May 11, 2015, the “Restated Certificate of Incorporation”) permits the Registrant to indemnify any officer, director or other person to the fullest extent from time to time permitted by law, and provides that, to the extent consistent therewith, the Registrant shall indemnify or advance expenses to any officer, director or other person to the fullest extent required by or pursuant to any present or future by-law of the Registrant, agreement approved by the Board of Directors, or resolution of shareholders or directors.

In general, the Registrant’s Amended and Restated By-Laws (as amended through October 30, 2015, the “By-laws”) provide that the Registrant shall indemnify each corporate officer and director (as well as any person serving another entity, trust or employee benefit plan in any capacity at the Registrant’s request) against judgments, fines, amounts paid in settlement and reasonable expenses incurred in connection with the defense or as a result of any threatened, pending or completed action, suit or proceeding (including civil, criminal, administrative or investigative and actions by or in the right of the Registrant or other entity, trust or employee benefit plan) to which the person seeking indemnification is made or threatened to be made a party by virtue of serving in any of those capacities, except in instances where the NYBCL prohibits indemnification.

In addition, the Registrant’s Restated Certificate of Incorporation provides that directors shall not be liable to the Registrant or its shareholders for damages for any breach of duty as a director, except for liability a director may have for any act or omission prior to the effectiveness of the Restated Certificate of Incorporation or if a judgment or other final adjudication adverse to the director establishes that: (i) the director’s acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law; (ii) the director personally gained in fact a financial profit or other advantage to which the director was not legally entitled; or (iii) the director’s acts violated NYBCL Section 719 (which imposes liability on transactions when contrary to NYBCL provisions). This provision also provides that if the Registrant may by law be permitted to further eliminate or limit the personal liability of directors, then the liability of a director shall, at such time, automatically be further eliminated or limited to the fullest extent permitted by law.

As permitted by the Registrant’s By-Laws, the Registrant has entered or will enter into indemnification agreements with each of its directors and executive officers. These agreements generally require the Registrant to indemnify its directors and executive officers against all expenses (including attorney’s fees) actually and reasonably incurred by such directors and executive officers in connection with the defense or settlement of any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative, arbitrative, investigative or other), whether instituted by or in the right of the Registrant or any other person, or any inquiry or investigation, whether instituted by the Registrant or any other person in which such person is or was a party or is threatened to be made a party or in good faith believes might lead to the institution of any such action, suit or proceeding, by reason of the fact that such person is or was a director, officer, employee or agent of the Registrant (or any subsidiary of the Registrant), or is or was serving at the request of the Registrant as a director, officer, employee, member, manager, trustee, agent or fiduciary (or in any other capacity) of another enterprise (a “Claim”); provided, however, that no indemnification is permitted if a judgment or other final adjudication adverse to such directors or executive officers establishes that (i) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (ii) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled unless and only to the extent that the court in which such Claim was brought, or, if no action was brought, any court of competent jurisdiction determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, he or she is fairly and reasonably entitled to indemnity and the amount of the indemnifiable losses which the court shall deem proper.

As permitted by New York law, the Registrant maintains certain insurance covering the Registrant’s obligation to indemnify directors and officers and also covering directors and officers individually, subject to certain limitations, in instances in which they may not otherwise be indemnified by the Registrant.

Item 7.                                                         Exemption from Registration Claimed.

Not applicable.

Item 8.                                                         Exhibits.

See attached Exhibit list.

Item 9.                                                         Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liabilities under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of Orange, State of California, on this 9th day of June, 2016.

VOLT INFORMATION SCIENCES, INC.
(Registrant)

By:	/s/ SHARON H. STERN
	Name:	Sharon H. Stern
	Title:	Senior Vice President – Legal Affairs

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Michael D. Dean, Paul Tomkins and Sharon H. Stern, and each of them singly, his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement (any of which amendments may make such changes and additions to this Registration Statement as such attorneys-in-fact may deem necessary or appropriate) and to file the same, with all exhibits thereto, and any other documents that may be required in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirement of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of Registrant and in the capacities indicated as of this 9th day of June, 2016.

Signature	Title

/s/ MICHAEL D. DEAN	President, Chief Executive Officer and Director
Michael D. Dean	(Principal Executive Officer)

/s/ PAUL TOMKINS	Senior Vice President and Chief Financial Officer
Paul Tomkins	(Principal Financial Officer)

/s/ BRYAN BERNDT	Controller and Chief Accounting Officer
Bryan Berndt	(Principal Accounting Officer)

/s/ JAMES E. BOONE	Director
James E. Boone

/s/ JOHN C. RUDOLF	Director
John C. Rudolf

/s/ DANA MESSINA	Director
Dana Messina

/s/ NICHOLAS S. CYPRUS	Director
Nicholas S. Cyprus

/s/ LAURIE SIEGEL	Director
Laurie Siegel

/s/ BRUCE G. GOODMAN	Director
Bruce G. Goodman

EXHIBIT INDEX

Certain of the following exhibits, as indicated parenthetically, were previously filed as exhibits to reports filed by Volt Information Sciences, Inc. under the Exchange Act and are hereby incorporated by reference to such reports.

Number	Title of Exhibit

4.1

Volt Information Sciences, Inc. Deferred Compensation and Supplemental Savings Plan (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the period ended May 1, 2016 filed on June 8, 2016).

4.2

Restated Certificate of Incorporation of Volt Information Sciences, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K filed January 30, 1997; File No. 001-09232).

4.3

Certificate of Amendment to Certificate of Incorporation of Volt Information Sciences, Inc. (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed April 11, 2007; File No. 001-09232).

4.4	Amended and Restated By-Laws of Volt Information Sciences, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed November 4, 2015; File No. 001-9232).

5.1*	Opinion of Sharon Stern, counsel to the Registrant, regarding the validity of the securities being registered.

23.1*	Consent of Sharon Stern (included in Exhibit 5.1).

23.2*	Consent of Ernst & Young LLP.

24.1*	Powers of Attorney (included on signature page).

*              Filed herewith.